FILED PURSUANT TO RULE 424(B)(3)

File Number 333-166304

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 12 TO

MARKET-MAKING PROSPECTUS DATED JUNE 18, 2010

THE DATE OF THIS SUPPLEMENT IS MAY 25, 2011

ON MAY 25, 2011, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED MAY 25, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 25, 2011

Commission file numbers:

SunGard Capital Corp.	000-53653
SunGard Capital Corp. II	000-53654
SunGard Data Systems Inc.	1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

680 East Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

SunGard Data Systems Inc. is an indirect wholly owned subsidiary of SunGard Capital Corp II, which is a subsidiary of SunGard Capital Corp. (collectively, “SunGard” or the “Company”). We are filing this Current Report on Form 8-K to revise the presentation of the segment information contained in Notes 1 and 12 of Notes to Consolidated Financial Statements initially provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 1, 2011 (collectively, the “2010 Form 10-K”). This revised presentation reflects the transfer of the Company’s K-12 business from its Public Sector segment to its Higher Education segment (“Transfer”) which took effect as of January 1, 2011.

To provide comparability, we have revised the segment information provided in our 2010 Form 10-K to reflect the Transfer. The change in segment measurement had no impact on our historical consolidated financial position, results of operations, or cash flows.

We have updated and revised the items in our 2010 Form 10-K that were impacted by the Transfer. We have not otherwise updated our 2010 Form 10-K for any other activities or events occurring after the original filing date. The following summarizes the sections of our 2010 Form 10-K that have been updated from their previous presentation to reflect the Transfer:

•	Note 1 – Basis of Presentation and Summary of Significant Accounting Policies;

•	Note 12 – Segment Information; and

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The revised financial information does not represent a restatement of previously issued financial statements. The Current Report on Form 8-K should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

23.1:	Consent of Independent Registered Public Accounting Firm

99.1:	Financial Statements and Supplementary Data under Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, revised solely to reflect the transfer of the Company’s K-12 business from its Public Sector segment to its Higher Education segment.

99.2:	Management’s Discussion and Analysis of Financial Condition and Results of Operations under Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, revised solely to reflect the transfer of the Company’s K-12 business from its Public Sector segment to its Higher Education segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp.
SunGard Capital Corp. II

May 25, 2011	By:	/s/ Robert F. Woods
Robert F. Woods
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Data Systems Inc.

May 25, 2011	By:	/s/ Robert F. Woods
Robert F. Woods
Senior Vice President—Finance, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Financial Statements and Supplementary Data under Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, revised solely to reflect the transfer of the Company’s K-12 business from its Public Sector segment to its Higher Education segment.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations under Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, revised solely to reflect the transfer of the Company’s K-12 business from its Public Sector segment to its Higher Education segment.